EXHIBIT 23


                   CONSENT OF BURNSIDE & RISHEBARGER, PLLC


We consent to the inclusion to the Form 8-K (File No. 33-1983) of Surety Capital Corporation of our report, dated January 23, 1998, on our audits of the financial statements of TexStar National Bank, San Antonio, Texas as of December 31, 1997 and 1996, and for the two years ended December 31, 1997.



/s/ Burnside & Rishebarger, PLLC



BURNSIDE & RISHEBARGER, PLLC

San Antonio, Texas
May 15, 1998